UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Allied Drive, Suite 220 Dedham, MA	02026
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.             Completion of Acquisition or Disposition of Assets.

As previously reported, on March 31, 2015, Atlantic Power Transmission, Inc. (the “Seller”), a wholly-owned, direct subsidiary of Atlantic Power Corporation (the “Company”), entered into a definitive agreement with TerraForm AP Acquisition Holdings, LLC (the “Buyer”), an affiliate of SunEdison, Inc. (an affiliate of TerraForm Power, Inc.), to sell the Company’s wind generation projects (the “Sale”).  On June 26, 2015, the Sale was completed. The Sale took the form of a sale by the Seller of 100% of its direct membership interests in TerraForm AP Holdings, LLC to the Buyer for aggregate cash proceeds of approximately $333 million after estimated transaction fees, transaction-related taxes and other working capital adjustments. The Buyer thereby acquired the Company’s indirect interests in its portfolio of wind generation projects consisting of five operating wind projects in Idaho and Oklahoma and representing 521 MW net ownership: Goshen North (12.5% economic interest), Idaho Wind (27.6% economic interest), Meadow Creek (100% economic interest), Rockland Wind Farm (“Rockland”) (50% economic interest, but consolidated on a 100% basis), and Canadian Hills (99% economic interest).

In addition to the receipt of approximately $333 million in cash proceeds, the Company will deconsolidate approximately $249 million of project debt (or approximately $275 million as adjusted for the Company’s proportional ownership of Rockland, Goshen North and Idaho Wind) and approximately $229 million of non-controlling interest related to tax equity interests at Canadian Hills and the minority ownership interests at Rockland and Canadian Hills.

The Company has engaged an independent financial advisor to consider all potential options for the use of proceeds from the Sale.  With the assistance of the independent financial advisor, and input from some of its shareholders, the Company has determined to use the proceeds from the Sale to redeem the Company’s 9.0% senior unsecured notes due 2018, Series B (the “9.0% Notes”). On June 26, 2015, the Company delivered to the holders of its 9.0% Notes a notice of redemption (the “Notice”), notifying those holders that pursuant to Section 3.07(ii) of the indenture, dated as of November 4, 2011 (as supplemented and amended from time to time, the “Indenture”) among the Company, the guarantors named therein, and Wilmington Trust, National Association, as trustee, the Company has elected to effect a redemption of $310,905,000 in aggregate principal amount of the Company’s outstanding 9.0% Notes, being the entire outstanding principal amount of the 9.0% Notes, in accordance with the terms of the Indenture and the 9.0% Notes.  Pursuant to the Notice, the 9.0% Notes are called for redemption in full on July 26, 2015 (the “Redemption Date”). The redemption price for the 9.0% Notes is equal to 104.50% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date (together, the “Redemption Amount”). From and after the Redemption Date, (i) interest on the 9.0% Notes will cease to accrue in accordance with the Indenture, unless the Company defaults in paying the Redemption Amount to the holders of the 9.0% Notes, and (ii) the only remaining right of the holders of the 9.0% Notes will be to receive payment of the Redemption Amount. Pursuant to the terms of the Indenture, upon the Company’s irrevocable deposit of the Redemption Price with the Trustee and the taking of all of other actions necessary under the Indenture, the 9.0% Notes and the Indenture will be deemed to have been satisfied in full and discharged and the Indenture will cease to be of any further effect.

The description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 7, 2015 and is incorporated herein by reference.

The pro forma financial information required pursuant to Item 9.01(b) will be filed by an amendment to this Current Report on Form 8-K within four business days after the closing of the Sale.

Item 7.01.             Regulation FD Disclosure.

On June 26, 2015, the Company issued a press release announcing the completion of the Sale. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in that filing.

Item 8.01.                                        Other Events.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.

Item 9.01.             Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The pro forma financial information required pursuant to this Item 9.01(b) will be filed by an amendment to this Current Report on Form 8-K within four business days of the closing of the Sale.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated June 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: June 26, 2015	By:	/s/ Terrence Ronan
		Name:	Terrence Ronan
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company, dated June 26, 2015.